Exhibit 99.1

Laser Photonics Regains Compliance with Nasdaq Periodic Filing Requirement

Filing of First Quarter 2026 Form 10-Q Restores Compliance with Nasdaq Listing Rule 5250(c)(1)

ORLANDO, FL, June 12, 2026 – Laser Photonics Corporation (NASDAQ: LASE) (“Laser Photonics” or the “Company”), a global leader in laser systems for industrial and defense applications, today announced that on June 12, 2026, it received written notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) confirming that the Company has regained compliance with Nasdaq Listing Rule 5250(c)(1), which requires listed companies to timely file all required periodic financial reports with the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, Nasdaq has determined that the matter is now closed.

On May 21, 2026, Nasdaq notified the Company that it was not in compliance with Nasdaq Listing Rule 5250(c)(1) due to the delayed filing of its Quarterly Report on Form 10-Q for the period ended March 31, 2026 (the “Quarterly Report”). On June 11, 2026, the Company filed the Quarterly Report with the SEC, and on June 12, 2026, Nasdaq confirmed that the Company had regained compliance with the rule.

About Laser Photonics Corporation

Laser Photonics Corporation (NASDAQ: LASE) is a global leader in laser systems for industrial and defense applications. The Company develops and manufactures advanced laser technologies used in cleaning, surface preparation, and precision material processing across demanding operating environments. Laser Photonics serves a broad range of end markets, including defense and government, aerospace, energy, maritime, automotive, and advanced manufacturing. Through a combination of internal development, strategic acquisitions, and partnerships, the Company continues to expand its product portfolio and address new applications where performance, efficiency, and environmental considerations are critical. For more information, please visit laserphotonics.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws. These statements are based on current expectations as of the date of this press release and involve risks and uncertainties that may cause results to differ materially from those indicated by these forward-looking statements. These forward-looking statements include, among other things, statements regarding the Company’s ability to maintain compliance with Nasdaq’s listing rules and to timely file its periodic reports with the SEC. These risks and uncertainties include, but are not limited to, the impacts of federal government funding disruptions and shutdowns on our contracts, operations, capital-raising activities, and strategic initiatives. We encourage readers to review the “Risk Factors” in our Registration Statement and other filings with the Securities and Exchange Commission for a comprehensive understanding. Laser Photonics Corp. undertakes no obligation to revise or update any forward-looking statements, except as required by applicable laws or regulations, to reflect events or circumstances after the date of this press release.

Investor Relations Contact

Lucas A. Zimmerman & Ian Scargill

MZ Group - MZ North America

(262) 357-2918

LASE@mzgroup.us

www.mzgroup.us